The Gabelli Global Small and Mid Cap Value Trust N-2

Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated February 29, 2024, relating to the financial statements and financial highlights, which appears in Gabelli Global Small & Mid Cap Value Trust’s Annual Report on Form N-CSR for the year ended December 31, 2023. We also consent to the references to us under the headings "Financial Highlights", “Senior Securities”, "Financial Statements" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP
New York, New York
August 16, 2024